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                                                            EXHIBIT (d)(xiv)(a)

                         RIDER TO MULTI-CAP GROWTH FUND
                     OF THE ENTERPRISE GROUP OF FUNDS, INC.
                            FUND MANAGER'S AGREEMENT
                              DATED JUNE 30, 1999

         THIS RIDER, made the 17th day of September, 2002, is among The Enterprise Group of Funds, Inc. (the "Fund"), Enterprise Capital Management, Inc., and Fred Alger Management, Inc.

         The Agreement is hereby modified by deleting all references to Multi-Cap Fund and replacing all references with Multi-Cap Growth Fund.

         The Agreement is also modified by the following:

         The Fund Manager shall maintain all books and records with respect to the Multi-Cap Growth Fund's portfolio transactions required by subparagraphs
(b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940 ("the 1940 Act") and shall render to the Fund's Board of Directors such periodic and special reports as the Fund's Board of Directors may reasonably request. The Fund Manager shall timely furnish to the Adviser all information relating to the Fund Manager's services under this Agreement needed by the Adviser to keep the other books and records of the Multi-Cap Growth Fund required by Rule 31a-1 under the 1940 Act. The Fund Manager agrees that all records that it maintains on behalf of the Multi-Cap Growth Fund are property of the Multi-Cap Growth Fund and the Fund Manager will surrender promptly to the Multi-Cap Growth Fund any of such records upon the Multi-Cap Growth Fund's request; provided, however, that the Fund Manager may retain a copy of such records. The Fund Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The Fund Manager shall perform a monthly reconciliation of the Multi-Cap Growth Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

         Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

         IN WITNESS WHEREOF, the parties hereof have caused this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.


                                    THE ENTERPRISE GROUP OF FUNDS, INC.



                                    By:/s/ VICTOR UGOLYN
                                       -----------------------------------------


                                    ENTERPRISE CAPITAL MANAGEMENT, INC.



                                    By:/s/ VICTOR UGOLYN
                                       -----------------------------------------


                                    FRED ALGER MANAGEMENT, INC.



                                    By:/s/ GREGORY DUCH
                                       -----------------------------------------